EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1)  SanDisk KK, a Japanese company

2)  SanDisk GMBH, a German corporation

3)  SanDisk Israel, an Israeli company

4)  SanDisk Hong Kong, a Hong Kong company

5)  SanDisk International Sales, Inc., a Delaware corporation

6)  SanDisk Foreign Sales Corporation, a Barbados corporation

7)  SanDisk Global, Ltd., a Cayman Islands company

8)  SanDisk Sweden AG, a Swiss company

9)  FlashVision, L.L.C., a Virginia limited liability company